Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PerkinElmer, Inc.,

PerkinElmer Hopkinton Co.

and

Caliper Life Sciences, Inc.

Dated as of September 7, 2011

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ii

TABLE OF CONTENTS

		Page
9.10	Remedies	68
9.11	Submission to Jurisdiction	69
9.12	WAIVER OF JURY TRIAL	69

SCHEDULE A	Parties to Company Stockholder Agreement
EXHIBIT A	Company Stockholder Agreement
EXHIBIT B	Form of Certificate of Incorporation of the Surviving Corporation

iii

TABLE OF DEFINED TERMS

Acquisition Agreement	6.1(b)(ii)
Acquisition Proposal	6.1(g)
Adverse Recommendation Notice	6.1(b)
Affiliate	3.2(d)
Agreement	Introduction
Antitrust Laws	6.6(b)
Book Entry Shares	2.1(a)(iii)
Certificate of Merger	1.3
Certificate	2.1(a)(iii)
Change	3.1
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Introduction
Company Adverse Recommendation Change	8.1(c)(i)
Company Balance Sheet	3.5(b)
Company Board	3.4(a)
Company Capital Stock	2.2(c)
Company Common Stock	2.1(a)(ii)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company Employees	6.10(a)
Company Intellectual Property	3.10(n)(i)
Company Leases	3.9(b)
Company Licensed Intellectual Property	3.10(n)(ii)
Company Material Adverse Effect	3.1
Company Material Contracts	3.11(a)
Company Meeting	3.4(d)
Company Owned Intellectual Property	3.10(n)(iii)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company Registrations	3.10(n)(iv)
Company Rights Agreement	3.21
Company SEC Documents	3.5(a)
Company Source Code	3.10(i)
Company Stockholder Approval	3.4(a)
Company Stockholder Agreement	Introduction
Company Stock Options	2.1(c)
Company Stock Plans	3.2(c)(i)
Company Stock Warrants	2.1(d)

iii

Company Subleases	3.9(c)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.2
Contamination	3.13(c)
Copyrights	3.10(n)(v)
Delaware Secretary of State	1.3
DGCL	Introduction
Dissenting Shares	2.1(b)
Documentation	3.10(n)(vi)
DOL	3.17(b)
EAD	3.17(b)
Effective Time	1.3
Employee Benefit Plan	3.14(a)
Environmental Law	3.13(b)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
ESPPs	6.14
Exchange Act	3.4(c)
Financial Advisor	3.20
GAAP	3.5(b)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(e)
HSR Act	3.4(c)
Indemnified Parties	6.9(a)
Insurance Policies	3.18
Intellectual Property	3.10(n)(vii)
Intellectual Property Registrations	3.10(n)(viii)
Intervening Event	6.1(b)
IRS	3.8(b)
Liens	3.4(b)
Mask Works	3.10(n)(ix)
Merger	Introduction
Merger Consideration	2.1(a)
Merger Sub	Introduction
New Medical Plan	6.10(b)
New Plans	6.10(b)
Notice Period	6.1(b)
Old Plans	6.10(b)
Open Source Material	3.10(n)(x)
Option Consideration	6.11(a)
Ordinary Course of Business	3.2(f)
Outside Date	8.1(b)(i)
Parent	Introduction

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Patent Rights	3.10(n)(xi)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Proxy Statement	3.5(d)
Release	3.13(d)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
RSU	2.1(c)
RSU Consideration	6.11(b)
Sarbanes Act	3.5(a)
SEC	3.4(c)
Securities Act	3.2(d)
Section 262	2.1(b)
Software	3.10(n)(xii)
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(g)
Surviving Corporation	1.1
Taxes	3.8(m)
Tax Returns	3.8(m)
USCIS	3.17(b)
Work Permits	3.17(b)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 7, 2011, is among PerkinElmer, Inc., a Massachusetts corporation (the “Parent”), PerkinElmer Hopkinton Co., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Caliper Life Sciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective stockholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Parent; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into a voting agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the DGCL.

1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., eastern time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or at such other time, date or place agreed to in writing by the Parent and the Company; provided that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company as in effect on the date of this Agreement shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as set forth in Exhibit B until thereafter amended as provided under the DGCL. The By-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided under the DGCL.

1.6 Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company (and, to the extent requested by the Parent, each of the Company’s Subsidiaries) effective upon the Effective Time.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect of Merger of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(i) each share of the Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(ii) each share of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Merger Sub or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Merger Sub or the Company, including all shares of Company Common Stock held by the Company as treasury stock, shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) above and any Dissenting Shares (as defined in Section 2.1(b) hereof)) shall be automatically cancelled and extinguished and be converted into and become the right to receive the Merger Consideration (as defined in this Section 2.1(a)). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of any such shares of Company Common Stock held in book entry form immediately prior to the Effective Time (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a)(iii) upon surrender of such Certificate or such Book Entry Shares in accordance with Section 2.2, without interest and subject to any applicable withholding rights in accordance with Section 2.2(g).

As used in this Agreement, the “Merger Consideration” shall mean $10.50.

(b) Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a)(iii), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(a)(iii), without interest. The Company shall give the Parent and the Merger Sub prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to shares of Company Common Stock, and the Parent and the Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent and the Merger Sub, make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.

(c) In connection with the Merger, each outstanding option to purchase Company Common Stock (“Company Stock Options”) and each restricted stock unit (“RSU”) shall be treated in the manner set forth in Section 6.11.

(d) In connection with the Merger, each outstanding warrant to purchase Company Common Stock (“Company Stock Warrants”) shall be treated in the manner set forth in Section 6.12.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of Certificates or Book Entry Shares. From time to time after the Effective Time, the Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, on a timely basis as and when needed, cash necessary for payment of the Merger Consideration pursuant to Section 2.1(a)(iii) upon surrender of Certificates and Book Entry Shares (such cash being hereinafter referred to as the “Payment Fund”).

(b) Exchange Procedures. Parent shall use commercially reasonable efforts to cause the Paying Agent to mail to each holder of record of a Certificate or of Book Entry Shares, within five business days of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and, in the case of Book Entry Shares, delivery shall be effected and risk of loss and title shall pass only upon adherence to the procedures set forth in the letter of transmittal, and which letter of transmittal shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates and Book Entry Shares in exchange for the Merger Consideration. Surrender of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor an amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(a)(iii), and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is or are registered if, in the case of a Certificate, such Certificate shall be properly endorsed or otherwise be in proper form for transfer, or, in the case of Book Entry Shares, the person in whose name such Book Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry, and, in each case, the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book Entry Shares or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and all Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares have been converted pursuant to Section 2.1(a)(iii). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book Entry Shares.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of a Certificate or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the capital stock of the Company (the “Company Capital Stock”) formerly represented by such Certificate or Book Entry Shares. Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book Entry Shares for six months after the Effective Time shall be delivered by the Paying Agent to the Parent, upon demand, and any holder of a Certificate or Book Entry Shares who has not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the Merger Consideration, but shall have no greater rights against the Parent than may be accorded to general unsecured creditors of the Parent under applicable law.

(e) No Liability. None of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or any Book Entry Shares have not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)), any such cash in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investments of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iv) money market funds investing solely in a combination of the foregoing, or a combination thereof, as directed by and for the benefit of the Parent; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall use its reasonable best efforts to cause the Payment Fund to include at all times cash necessary for payment of the Merger Consideration pursuant to Section 2.1(a)(iii) upon surrender of Certificates or Book Entry Shares. Any interest and other income resulting from such investments shall be paid to and be the property of the Parent.

(g) Withholding Rights. The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as any of them reasonably determines are required to be deducted and withheld by any of them with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.

2.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1(a)(iii), in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent or Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraphs in this Article III and (2) the other paragraphs in this Article III only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted by the Company as of the date of this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided that, solely for purposes of clause (i) above, none of the following, and no effect arising out of or resulting from the following, in each case to the extent arising after the date of this Agreement, shall constitute (in and of itself) a Company Material Adverse Effect or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (except, in the cases of clauses (x) and (y)(A), (C) and (D), where the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other comparable Persons operating in the industries in which the Company and its Subsidiaries operate): (x) any Change generally affecting (A) the principal industries in which the Company and its Subsidiaries primarily operate or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or currency exchange rates, or (y) any Change arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) the announcement or pendency of this Agreement and/or the Merger, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any decline in the market price, or change in trading volume, of any capital stock of the Company (it being understood, in each case, that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), or (F) the failure of the Company to meet internal or analysts’ expectations or projections for any period ending on or after the date of this Agreement, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph. The Company has delivered to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of September 7, 2011, (i) 54,519,787 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the Merger or the other transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:

(i) all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan, the number of shares of Company Common Stock reserved for issuance upon settlement of restricted stock units and the number of shares of Company Common Stock reserved for future issuance under such Plan. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans;

(ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has made available to the Parent complete and accurate copies of all forms of stock option agreements evidencing Company Stock Options;

(iii) all outstanding RSUs, indicating with respect to each such RSU the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such RSU, the date of grant, and the vesting schedule. The Company has made available to the Parent complete and accurate copies of forms of restricted stock unit award agreements evidencing RSUs; and

(iv) all outstanding Company Stock Warrants, indicating with respect to each such Company Stock Warrant the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Warrant, the exercise price, the date of issuance and the vesting schedule (if any). The Company has made available to the Parent a complete and accurate list of all holders of Company Stock Warrants and forms of the Company Stock Warrants.

(d) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreement, none of the Company, any of its Subsidiaries, directors or officers nor, to the knowledge of the Company, any of its other Affiliates is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound, with respect to any equity security of any class of the Company.

(e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(f) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 3.2(f) of the Company Disclosure Schedule.

(g) No consent of the holders of Company Stock Options or RSUs is required in connection with the actions contemplated by Sections 2.1(c) and 6.11.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) the right to elect a majority or more of the board of directors (or similar governing body) of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted by the Company as of the date of this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject only to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger and this Agreement and declared their advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted resolutions having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to this Agreement, the Company Stockholder Agreement, the Merger or any other transactions contemplated by this Agreement or the Company Stockholder Agreement, in each case which resolutions, except after the date hereof to the extent expressly permitted by Section 6.1(b), have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature, whether arising by contract or by operation of law (“Liens”), on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(c) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(c) having been made and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable foreign antitrust or competition laws having terminated or expired prior to Effective Time, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Section 3.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable foreign antitrust or competition laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2008, and has made available to the Parent copies of all registration statements, forms, reports, certifications and other documents filed by the Company with the SEC since January 1, 2008, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”)). For purposes only of the first sentence of this Section 3.5(a), the phrase “made available to the Parent” shall be deemed to include Company filings and documents that are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” All of the Company SEC Documents are publicly available on the SEC’s EDGAR system. The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC since January 1, 2008 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed, or as of the date of such last amendment thereof, if any such Company SEC Document filed prior to the date hereof was amended after the filing and prior to the date of this Agreement, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not or will not at the time they were or are filed, or as of the date of such last amendment thereof, if any such Company SEC Document filed prior to the date hereof was amended after the filing and prior to the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, unaudited balance sheet of the Company as of June 30, 2011 is referred to herein as the “Company Balance Sheet.”

(c) To the knowledge of the Company, the Company’s current auditor is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The proxy statement to be sent to the stockholders of the Company with respect to the Company Meeting (including the information included in or incorporated by reference therein) (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading, provided that the Company makes no representation with respect to any information supplied in writing by or on behalf of the Parent specifically for inclusion in the Proxy Statement. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event.

3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements contained in the Company SEC Documents filed with the SEC on the SEC’s EDGAR system at least three business days prior to the date hereof; (ii) liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet; (iii) liabilities (other than any liabilities for breach) pursuant to agreements (A) required to be disclosed in the Company Disclosure Schedule and so disclosed or (B) not required to be disclosed in the Company Disclosure Schedule; (iv) investment banking, accounting and legal fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement; and (v) liabilities set forth in Section 3.6 of the Company Disclosure Schedule.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any Change that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect. Between the date of the Company Balance Sheet and up to and including the date of this Agreement, there has not been any action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, other than such actions or events set forth in Sections 5.1(b), (j), (l), (m), (n), (o), (p) or (r).

3.8 Taxes.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects, except where the failure to file such Tax Returns, or any inaccuracies therein, have not had, and would not reasonably be expected to result in, a material liability to the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each of its Subsidiaries through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that the Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has delivered or made available to the Parent (i) complete and correct copies of federal and state (with respect to Massachusetts, California, New Jersey and Maryland) income Tax Returns and other Tax Returns of the Company and each of its Subsidiaries where the Company or any of its Subsidiaries would reasonably be expected to have any material Tax liabilities, in each case for the tax years 2009, 2008 and 2007, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to material Taxes imposed by Governmental Entities for all taxable periods beginning on or after January 1, 2007. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company or any of its Subsidiaries, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or has in effect any agreement to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which power of attorney remains in effect.

(c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

(d) Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment related to or that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

(f) Except as set forth in Section 3.8(f) of the Company Disclosure Schedule, to the knowledge of the Company, there is no limitation on the utilization by either the Company or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the Merger and the other transactions contemplated by this Agreement).

(g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger or any of the other transactions contemplated by this Agreement.

(i) Section 3.8(i) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any of its Subsidiaries files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.

(j) Neither the Company nor any of its Subsidiaries is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(k) Neither the Company nor any of its Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(l) Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(m) As used in this Agreement:

(i) “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and

(ii) “Tax Returns” shall mean any and all reports, returns, or declarations relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease, is in material default under any of the Company Leases. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and, subject to any required provision of notice to any landlord as described in Section 3.9(b) of the Company Disclosure Schedule, shall not cease to be in full force and effect as a result of the Merger or the other transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property subleased or licensed by the Company or any of its Subsidiaries to any other person (other than another Subsidiary of the Company) (collectively, the “Company Subleases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Sublease, is in material default under any of the Company Subleases. Each of the Company Subleases is in full force and effect and is enforceable in accordance with its terms and, subject to any required provision of notice to any landlord as described in Section 3.9(b) of the Company Disclosure Schedule, shall not cease to be in full force and effect as a result of the Merger and the other transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Subleases.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all Company Registrations, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. The Company and its Subsidiaries have clear title to the Company Registrations and all assignments of Company Registrations to the Company or any of its Subsidiaries have been properly executed and recorded. To the knowledge of the Company, all issued patents, all Copyrights, all registered Trademarks and all registered Mask Works are valid and enforceable. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations that are material to the business of the Company or its Subsidiaries as currently conducted or as proposed to be conducted as of the date of this Agreement have been timely paid by or on behalf of the Company or the relevant Subsidiary.

(b) To the knowledge of the Company, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked with respect to any Patent Rights included in the Company Registrations or threatened. The Company and its Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Company Registrations filed by or on behalf of the Company or any of its Subsidiaries that are material to the business of the Company or its Subsidiaries as currently conducted or as proposed to be conducted as of the date of this Agreement, and have made no material misrepresentation in such applications.

(c) Each item of Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Section 3.10(c) of the Company Disclosure Schedule includes a complete and accurate list of any Company Owned Intellectual Property that is jointly owned with any third party, including, for each such item of Company Owned Intellectual Property, the name(s) of such third party(ies). Except as set forth on such list, the Company or one of its Subsidiaries is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted and as it is currently planned to be conducted.

(d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each of its Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) material breach of the Company’s or any of its Subsidiaries’ security or information privacy procedures. The Company and its Subsidiaries actively police the quality of all goods and services sold, distributed or marketed under each of their Trademarks and have enforced adequate quality control measures to ensure that no Trademarks that they have licensed to others shall be deemed to be abandoned.

(e) To the knowledge of the Company, neither the conduct of the business of the Company and its Subsidiaries, as currently conducted or as it is currently planned to be conducted as of the date of this Agreement, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries by any of their resellers, distributors, customers or users, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.10(e) of the Company Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any of its Subsidiaries since January 1, 2008 alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any of its Subsidiaries from any reseller, distributor, customer, user or any other third party. The Company and Subsidiaries have made available to Parent Company copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f) The Company and its Subsidiaries have made available to Parent copies of all material correspondence concerning any material infringement, violation or misappropriation of any Company Owned Intellectual Property or any of the Company Licensed Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries. Except as so disclosed to Parent, to the knowledge of the Company, no person or entity (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any material Company Owned Intellectual Property or any material Company Licensed Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries.

(g) Section 3.10(g) of the Company Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 3.10(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any products or services offered by the Company or any of its Subsidiaries or any third party Intellectual Property rights. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person or entity.

(h) Section 3.10(h) of the Company Disclosure Schedule identifies each material item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary obtained a license under such Company Licensed Intellectual Property (excluding generally commercially available, off-the-shelf software programs).

(i) Neither the Company nor any of its Subsidiaries has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the source code for any Software included in the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries or other confidential information constituting, embodied in or pertaining to such Software (collectively, “Company Source Code”) to any person, except pursuant to the agreements listed in Section 3.10(i) of the Company Disclosure Schedule, and the Company and its Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of Company Source Code by Company, any of its Subsidiaries or escrow agent(s) or any other person to any third party.

(j) To the knowledge of the Company, the products and services offered, or contemplated to be offered, by the Company or any of its Subsidiaries, and the Software and internal computer systems used by the Company and its Subsidiaries, do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(k) To the knowledge of the Company, except as specifically disclosed in Section 3.10(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have used in any way, in the development, design, testing, modification or manufacture of any of the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries, any Open Source Materials, and Section 3.10(k) of the Company Disclosure Schedule lists all Open Source Materials that Company or any of its Subsidiaries have used in any way in the development, design, testing, modification or manufacture of any of the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries, and describes the manner in which such Open Source Materials have been utilized, including whether and how the Open Source Materials have been modified or distributed by the Company or any of its Subsidiaries.

(l) Each employee of the Company or any of its U.S. Subsidiaries and each individual independent contractor of the Company or any of its U.S. Subsidiaries involved in the creation of any Company Intellectual Property has executed a valid and binding written agreement expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice in the scope of and during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. Employees and independent contractors of the Company’s foreign Subsidiaries are generally not involved in the creation of Company Intellectual Property, and no employee or independent contractor of the Company’s foreign Subsidiaries has been involved in the development of any material Company Intellectual Property.

(m) Section 3.10(m) of the Company Disclosure Schedule lists all support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source that the Company or any of its Subsidiaries have either sought, applied for or received in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all of the applicable terms of any such support, funding, resources or assistance, and have complied with all applicable law in connection therewith, including in respect of Patent Rights arising out of, relating to, or developed in connection with any such support, funding, resources or assistance.

(n) Definitions.

(i) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party.

(iii) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part.

(iv) “Company Registrations” means all Intellectual Property Registrations that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

(v) “Copyrights” means copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship, including Software.

(vi) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(vii) “Intellectual Property” means the following subsisting anywhere in the world:

(A) Patent Rights;

(B) registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(C) Copyrights;

(D) Mask Works;

(E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(viii) “Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registrations and applications for Copyrights and registrations and applications for Mask Works.

(ix) “Mask Works” means mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction.

(x) “Open Source Material” means any Software, Documentation or other material that (A) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (B) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property (including that require, as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material incorporated into, derived from or distributed with such material be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge or minimal charge.

(xi) “Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(xii) “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements (collectively, the “Company Material Contracts”) that are material to the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has made available to the Parent a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound or (y) any Company Material Contract.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any person that is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements listed in Section 3.11(b) of the Company Disclosure Schedule have heretofore been made available to the Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that has not been included in any Company SEC Documents filed prior to the date hereof and that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

(c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted by the Company as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time the Parent or any of the Parent’s Affiliates (including the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of the Parent or any of the Parent’s Affiliates following the Closing.

3.12 Litigation. Except as disclosed in Section 3.12 of the Company Disclosure Schedule or in any Company SEC Document filed prior to the date hereof, there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, including related to employees or benefits. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their respective properties, assets or operations.

3.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material liability to the Company or any of its Subsidiaries:

(i) the Company and each of its Subsidiaries have at all times complied with, and neither the Company nor any Subsidiary is currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) to the knowledge of the Company, there is no Contamination of or at the properties currently leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iv) to the knowledge of the Company, there was no Contamination of or at the properties formerly leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were leased or operated by the Company or any of its Subsidiaries;

(v) there are no facts or circumstances, to the knowledge of the Company, that would reasonably be expected to be the basis of or result in any liability of the Company or any Subsidiary for a Release of any Hazardous Substance on any property that is not and has never been leased or operated by the Company or any Subsidiary;

(vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries have Released any Hazardous Substance into the environment in a quantity or condition that would require remedial action or result in any liability of the Company or any Subsidiary under any Environmental Law;

(vii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(ix) there are no facts, circumstances or conditions, to the knowledge of the Company, that would reasonably be expected to result in any claims, liability, obligations, investigations, or costs to, or restrictions on the use or transfer of any property by the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list of sites requiring clean-up, investigation, or any other response action maintained by any federal, state or local governmental agency with respect to a Release of any Hazardous Substance or any Contamination;

(xi) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or any Subsidiary, is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business in compliance with Environmental Laws; (B) for military purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products; and

(xii) to the knowledge of the Company, and except in compliance with Environmental Laws, there are no underground or above ground storage tanks, urea-formaldehyde materials, asbestos or asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, at any property currently or formerly leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on any of these properties has been removed therefrom except in compliance with Environmental Laws; and

(xiii) to the knowledge of the Company, there are no liens against any of the properties currently leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

(b) For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or applicable common law relating to the environment or human health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of solid waste or Hazardous Substances (as hereinafter defined); (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release (as hereinafter defined) or threatened Release into the environment of solid waste or Hazardous Substances; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of solid waste or Hazardous Substances.

(c) For purposes of this Agreement, “Contamination” means the Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws.

(d) For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, pumping, dumping, emptying, seeping, dispersal, migration, transporting, placing or any other release, whether intentional or unintentional, of any Hazardous Substance through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment. The term “Release” shall include any threatened Release.

(e) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any oil or petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious or toxic materials or waste or biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(f) Section 3.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all material environmental, human health and safety, or natural resources reports, investigations and audits (whether in hard copy or electronic form) relating to the environmental condition of premises currently or previously operated by, or relating to compliance with Environmental Laws by, the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has reasonable access. A complete and accurate copy of each such report, investigation and audit has been made available to the Parent.

(g) Notwithstanding any other representations and warranties contained in this Agreement, the representations and warranties contained in this Section 3.13 are the sole representations and warranties made by the Company and its Subsidiaries relating to Environmental Laws, Hazardous Substances and any other environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all U.S. Employee Benefit Plans, and all other material Employee Benefit Plans, currently maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”), including a written summary of any unwritten material Employee Benefit Plan. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate, provided, however, that “Employee Benefit Plan” does not include any benefit plan required to be provided by United States law; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the three most recent annual reports (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded (to the extent such financial statements are not included in the Form 5500), (v) all material personnel and employment manuals and policies, (vi) all employee handbooks, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the past three years and (viii) all correspondence relating to a governmental audit with respect to any Company Employee Plan within the last three years and any other material correspondence relating to material non-compliance to or from any governmental authority with respect to any Company Employee Plan within the last three years.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA), except for any instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, any material liability to the Company or any of its Subsidiaries. All filings and reports as to each Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been timely made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan or are accounted for in accordance with the applicable requirements of ERISA and the Code.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and, except as set forth in Section 3.14(e) of the Company Disclosure Schedule, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) maintained in the last ten years a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds as an asset securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than under Section 411(d)(3) of the Code for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. Except as provided in information previously made available to the Parent, the investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule or as required by this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement. The Company has made available to the Parent its calculation of any excise tax due under Section 4999 of the Code as a result of the Merger or any of the other transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the Merger or any of the other transactions contemplated by this Agreement.

(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, and except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company or any of its Subsidiaries, each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in compliance (taking into account any period for which the applicable standard was “good faith” compliance) with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009, no event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83, and no stock option or equity unit option granted under any Company Employee Plan had an exercise price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. The Company’s past and current stock option grant practices (i) complied with all applicable Company Stock Plans, stock exchange rules and applicable laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, and (iii) are not and have not been the subject of any internal investigation, review or inquiry. The Company has not granted, and there is no and has been no Company policy or practice to grant, stock options prior to, or otherwise coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(k) All Company Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all applicable laws, (ii) if such Company Employee Plans are required to be registered, have been registered and if such Company Employee Plans are intended to qualify for special tax treatment, meet all requirements for such treatment in all material respects, and (iii) are fully funded or the Company has accounted for the liabilities and obligations with respect to such plans in accordance with GAAP, in all material respects.

(l) The Company and each of its Subsidiaries have complied with all applicable laws, including Tax laws, and made all required material Tax withholdings and payments and reports, in connection with the grant of Company Stock Options and RSUs to foreign employees and the exercise of Company Stock Options and RSUs by foreign employees.

3.15 Compliance With Laws. The Company and each of its Subsidiaries has complied in all material respects with, and is not in violation in any material respect of, any applicable provisions of any statute, law or regulation, including the Federal Food, Drug and Cosmetic Act, with respect to the conduct of its business, the ownership or operation of its properties or assets or the marketing, sale or promotion of any of the Company’s or any of its Subsidiaries’ products. None of the Company or any of its Subsidiaries has received any notice alleging any material violation with respect to any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted by the Company as of the date of this Agreement and that are material to the Company and its Subsidiaries taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits. Except as set forth in Section 3.16 of the Company Disclosure Schedule, no Company Permit shall cease to be effective as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.17 Labor Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries, along with the position and the annual base salary of each such person. Each current or past employee of the Company or any of its U.S. Subsidiaries, and, to the knowledge of the Company, each current employee of the Company’s non-U.S. Subsidiaries, has entered into a confidentiality agreement with the Company, a copy or form of which has previously been delivered to the Merger Sub. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union, works council or other labor organization, except as disclosed in Section 3.17(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, works council or other labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in compliance with all applicable laws relating to the hiring, employment, classification and termination of employees and the payment of wages to employees, except for any instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material liability to the Company or any of its Subsidiaries.

(b) Section 3.17(b) of the Company Disclosure Schedule lists all employees of the Company or any of its Subsidiaries who are providing services in the United States and who hold temporary work authorization documents (“Work Permits”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any of its Subsidiaries provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the knowledge of the Company, true and complete at the time of filing such applications. The Company or any of its Subsidiaries has received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any of its Subsidiaries has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits. Effective as of the Closing Date, the Surviving Corporation shall commence to serve as the sponsoring and petitioning employer for U.S. immigration law purposes with respect to individuals formerly employed by the Company or any of its Subsidiaries. As a result, the Surviving Corporation shall assume all immigration-related liabilities that have arisen or will hereafter arise in connection with the submission of petitions, applications or other filings to certain bureaus within the U.S. Department of Homeland Security (United States Citizenship and Immigrations Services, Immigrations and Customs Enforcement and Customs and Border Protection), the U.S. Department of Labor, or the U.S. Department of State requesting the grant of employment-based immigrant and non-immigrant visa benefits on behalf of these persons. The parties hereto intend that the Surviving Corporation shall be the successor in interest to the Company or any of its Subsidiaries for U.S. immigration law purposes.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries (i) has an employment or retention agreement, (ii) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(d) Section 3.17(d) of the Company Disclosure Schedule contains a list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, none of such independent contractors or consultants is a party to a written agreement or contract with either the Company or any of its Subsidiaries. Each such independent contractor and consultant that is involved in the development of any Company Intellectual Property is subject to obligations to maintain the confidentiality of the Company’s confidential information and to assign inventions to the Company or one of its Subsidiaries. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, there are currently no, and at no time have there been any, independent contractors or consultants who have provided services to the Company for a period of six consecutive months or longer. Section 3.17(d) of the Company Disclosure Schedule contains a list of current temporary or leased employees within the United States of the Company or its U.S. Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries nor any director, officer or other key employee of the Company or any of its Subsidiaries has any existing undisclosed contractual relationship with the Company or any of its Subsidiaries or, to the knowledge of the Company in respect of its directors or officers, owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company.

(f) The Company and each of its Subsidiaries has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all material amounts required to be withheld from its respective employees and is not liable for any arrears of material amounts of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(g) Neither the Company nor any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the date of this Agreement and continuing through the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has incurred any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the Merger or any of the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion.

3.19 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal. Neither the Company nor any of its Subsidiaries has waived any material benefits of, modified in any adverse respect, or consented to any matter with respect to which its consent is required under, any standstill, confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Perella Weinberg Partners LP (the “Financial Advisor”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which will be delivered to the Parent as soon as possible on or following the date hereof.

3.21 Rights Plan and Section 203 of the DGCL Not Applicable. The Company has amended the Rights Agreement, dated as of December 18, 2001, as amended, between the Company and Wells Fargo Bank, N.A. (the “Company Rights Agreement”), to provide that (a) neither the Parent nor the Merger Sub nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), and such amendment does not so exclude any other person or entity, (b) neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to have occurred, and the Rights (as such term is defined in the Company Rights Agreement) will not detach from the Company Common Stock or become non-redeemable, as a result of the execution, delivery or performance of this Agreement or the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement and (c) the Rights (as such term is defined in the Company Rights Agreement) shall terminate immediately prior to the Effective Time. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement.

3.22 Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expense shall be paid by the Company. The Company has delivered to the Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with the Merger or any of the other transactions contemplated by this Agreement.

3.23 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.

(a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.23(b) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2008 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d) Since January 1, 2008 through the date of this Agreement, and except as set forth on Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes Act.

(e) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.23(e) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub each represents and warrants to the Company as follows:

4.1 Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Merger Sub, which shall occur prior to the Closing Date). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the charter or By-laws of the Parent or the Merger

Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Merger Sub of the Merger or any of the other transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable foreign antitrust or competition laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings under the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable “takeover” or state securities laws, and (v) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.3 Information Provided. The information to be supplied by or on behalf of the Parent specifically for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Parent, the Merger Sub or any of their respective Subsidiaries or Affiliates, except Bank of America Merrill Lynch and Rothschild Inc., whose fees and expenses shall be paid by the Parent.

4.6 Absence of Litigation. As of the date of this Agreement, there is no action pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or any of its or their respective properties or assets that would reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder. As of the date of this Agreement, none of the Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.7 Availability of Funds. At the Effective Time, the Parent and the Merger Sub will have available the funds necessary to purchase all the shares of Company Common Stock pursuant to the Merger and to pay all fees and expenses payable by the Parent or the Merger Sub in connection with the transactions contemplated by this Agreement.

4.8 Not An Interested Person. Neither Parent nor the Merger Sub is an “interested stockholder” as defined in Section 203 of the DGCL.

4.9 Other Agreement and Understandings. As of the date hereof, none of the Parent, the Merger Sub or any controlled affiliate of the Parent is a party to any written agreement with any director or executive officer of the Company.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Conduct Prior to Effective Time. Except as expressly consented to in writing by the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or except as expressly required by the terms of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets, and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at and after the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as specifically set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent (which shall not be unreasonably withheld or delayed in the case of a request for consent pursuant to clause (ii) of Section 5.1(b)):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (iii), for (A) the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (B) from former employees, directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or the vesting of RSUs outstanding on the date of this Agreement in accordance with their present terms or granted pursuant to clause (ii) of this Section 5.1(b), and (ii) grants of Company Stock Options to purchase shares of Company Common Stock pursuant to the Company Stock Plan, in an aggregate amount not in excess of $200,000 in value calculated using the same methodology as currently employed by the Company for purposes of its financial statements, which grants shall be in an amount per person consistent with the Company’s past practices for the applicable position, at an exercise price equal to the fair market value of the Company Common Stock on the date of grant and otherwise on terms used in the Ordinary Course of Business;

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any Subsidiaries);

(g) amend, terminate, or grant any waiver of any provision of, or redeem the rights issued under, the Company Rights Agreement or adopt or implement any other stockholder rights plan;

(h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of June 30, 2011 as reflected on the Company Balance Sheet or extensions thereof, or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investments in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(j) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $200,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations (A) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or (B) incurred since the date of such financial statements in the Ordinary Course of Business;

(m) modify, amend or terminate any Company Material Contract, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) (i) enter into any material contract or agreement, (ii) enter into any agreement with any customer that is not terminable (or that does not terminate by its terms) within two years after the date hereof without prepayment or penalty, or (iii) license any material Intellectual Property to or from any third party;

(o) except as required to comply with Sections 6.11, 6.12, 6.13 or 6.14 of this Agreement or with applicable law or agreements, plans or arrangements existing on the date hereof and disclosed in Section 5.1(o) of the Company Disclosure Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual salary increases for non-officer employees in the Ordinary Course of Business not to exceed $100,000 in the aggregate for all such employees and $10,000 for any individual employee), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock units, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except as permitted pursuant to Section 5.1(b), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p) hire any new employee, other than employees hired on an “at will” basis to fill the positions set forth on Section 5.1(p) of the Company Disclosure Schedule or to fill any position below the level of “director” existing as of the date of this Agreement that becomes vacant following the date of this Agreement;

(q) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any Tax return in any material respect;

(r) initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation arising out of or in connection with the Merger or any of the other transactions contemplated by this Agreement;

(s) open or close any facility or office;

(t) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(v) enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s controlled Affiliates to enter into, any agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement; provided, however, that the Company may, without the prior written consent of Parent, (A) enter into a confidentiality agreement with a third party in the circumstances and in accordance with the terms and conditions described in Section 6.1, and (B) enter into a definitive agreement providing for the implementation of a Superior Proposal in the circumstances and in accordance with the terms and conditions described in Section 8.1(d)(ii);

(w) convene any annual or special meeting of the Company’s stockholders other than as expressly required by Section 6.5; or

(x) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of June 13, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval (the “Specified Time”), the Company may, to the extent failure to do so would be inconsistent with the fiduciary obligations of the Company Board under applicable law, as reasonably determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board reasonably determines in good faith after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor is, or is reasonably likely to lead to, a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and not earlier than three business days after providing the notice contemplated by 6.1(c), (x) furnish information or data with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1(b), withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse to the Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Acquisition Agreement”) constituting or relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in 6.1(a) entered into in the circumstances referred to in 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, provided the Company shall not have breached its obligations under Section 6.1(a), the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement or the Merger in circumstances where the Company Board has determined that a Superior Proposal is outstanding, if (A) (1) the Company Board reasonably determines in good faith, after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor, that to do otherwise would be inconsistent with the fiduciary obligations of the Company Board under applicable law, but only at a time that is prior to the Specified Time and is after the fifth business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the Company Board desires to withdraw or modify the recommendation (and the manner and timing in which it intends to do so) (such five business day period, the “Notice Period”), and (2) the Company provides the Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto during the Notice Period, in each case as would enable the Company Board or committee thereof to proceed with its recommendation in favor of this Agreement or the Merger, and (B) (1) such withdrawal is due to the existence of a Superior Proposal, and the Company has complied with the requirements of Section 6.1(c), including specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (2) the Parent shall not have, at or prior to the end of the Notice Period, made an offer or proposal that the Company Board determines in good faith (after consultation with its financial and legal advisors) to be at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the Company Board’s effecting a Company Adverse Recommendation Change pursuant to this Section 6.1(b) shall require the Company to provide to the Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 6.1(b) with respect to each such Adverse Recommendation Notice. In addition, and notwithstanding the foregoing, at any time prior to the Specified Time, the Company Board may in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement or the Merger if the Company Board has concluded in good faith, after consultation with its outside counsel and the Financial Advisor or another nationally recognized independent financial advisor, that, in light of such Intervening Event, failure to withdraw or modify its recommendation of this Agreement or the Merger would be inconsistent with its fiduciary obligations under applicable law; provided that, the Company Board shall not be entitled to take such action pursuant to this sentence unless the Company has (x) provided to the Parent at least five business days’ prior written notice (unless the Intervening Event arises fewer than five business days prior to the Specified Time, in which case such period shall the number of business days prior to the Specified Time) advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such five business day period, if requested by the Parent, engaged in good faith negotiations with the Parent to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(c) The Company shall promptly advise the Parent orally, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to or that may reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Parent fully informed, on a current basis, of the status and material details (including any material change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or its Representatives, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by the Company or its Representatives to any third party in connection with any Acquisition Proposal and (iii) if the Parent shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent.

(d) Nothing contained in Section 6.1 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, in no event shall the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.1(b).

(e) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall use reasonable best efforts to have all copies of all nonpublic data and information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

(f) The Company agrees to enforce or cause to be enforced each confidentiality, “standstill” or similar agreement to which the Company or any Subsidiary of the Company is a party at the request of the Parent, including by seeking specific performance of, or injunctive or other equitable relief under, any such agreements.

(g) For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination however effected involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party which, if consummated, would result in such third party owning all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation, share exchange, other business combination however to be effected or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement (after consultation with a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Parent to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the nature of any financing arrangements made or to be undertaken by the third party as part of such proposal.

6.2 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, and not later than September 20, 2011, the Company, in cooperation with the Parent, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff as promptly as practicable and shall cause the Proxy Statement to be mailed to its stockholders on or prior to the third business day after the resolution of any such comments or, if the SEC does not deliver any such comments on or before the tenth calendar day following the filing of the Proxy Statement, on or prior to the third business day following such tenth calendar day. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by the Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of the Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation. The Company agrees to use reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to the Parent and its Representatives complete access, at all reasonable times and upon reasonable prior notice, during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company shall, within two business days of any request therefor, provide to the Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). The Company shall use reasonable best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5 Stockholders Meeting. Subject to the terms and conditions of this Agreement, the Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly fix a record date for, call, give notice of, convene and hold as promptly as practicable, and not later than the 30th calendar day immediately following the date of the mailing of the Proxy Statement absent any legal restraint that prevents such action, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Without limiting the generality of the foregoing, and subject to Section 6.1, the Company agrees that its obligations pursuant to this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or propose or resolve to withhold, withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may or, if requested by the Parent, shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient affirmative votes to duly authorize the Company Voting Proposal.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.6(b), the Company and the Parent shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their

Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable (and, in the case of the Pre-Merger Notification and Report Form filed pursuant to the HSR Act, in any event within ten business days), make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the Merger and the other transactions contemplated by this Agreement. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of the Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order, or otherwise initiate administrative litigation, to enjoin consummation of the Merger.

(c) The Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could result in, individually or in the aggregate, a Company Material Adverse Effect. The Company shall promptly provide to the Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(d) Neither the Company nor any of its Affiliates shall make any settlement offers or, except as directed by the Parent, negotiate any consent decree or consent order with any Governmental Entity relating to the Merger or any of the other transactions contemplated by this Agreement. The Parent alone shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity relating to the Merger and the other transactions contemplated by this Agreement. Parent shall promptly communicate to the Company if any Governmental Entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such Governmental Entity reflecting the same). The Parent may accept or reject any settlement, consent decree or consent order proposed by any Governmental Entity in its sole discretion.

(e) Without limiting the generality of Section 6.2(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the Merger or any of the other transactions contemplated by this Agreement or by the Company Stockholder Agreement, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

6.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to the Parent if, at any time (i) any Change occurs or exists that would result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (ii) the Company fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, the Company shall, within 24 hours after it has notice of any of the following, notify the Parent of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the transactions contemplated hereby.

(b) The Parent shall give prompt notice to the Company if, at any time (i) any Change occurs or exists that would result in any representation or warranty of the Parent or the Merger Sub contained in this Agreement that is qualified as to materiality not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (ii) the Parent or the Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Merger Sub or the conditions to the obligations of the parties hereunder.

6.8 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby.

6.9 Indemnification.

(a) From and after the Effective Time, the Parent and the Merger Sub shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and advance expenses, to hold harmless and to exculpate each present and former director and officer of the

Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless, advance expenses or exculpate exist on the date of this Agreement pursuant to the Company’s certificate of incorporation, bylaws, or any agreement listed on Section 6.9(a) of the Company Disclosure Schedule.

(b) For a period of six years after the Effective Time, the Parent and the Merger Sub shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to the Parent prior to the date of this Agreement) with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of 200% per year of the annual premium currently paid by the Company for such coverage. At the Parent’s option, the Parent may purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing not materially more favorable benefits as the current directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, in which case the Parent and the Merger Sub shall be relieved of their obligations pursuant to the immediately preceding sentence. The Company represents and warrants that the annual premium currently paid by the Company for directors’ and officers’ liability insurance coverage is as set forth on Section 6.9(b) of the Company Disclosure Schedule.

(c) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(d) In the event that the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, if the Parent and the Surviving Corporation’s successors and assigns do not assume all of the obligations set forth in this Section 6.9 by operation of law, then proper provision shall be made such that such successors and assigns assume such obligations. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this section is not prior to, or in substitution for, any such claims under any such policies.

6.10 Employee Benefit Matters

(a) For a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to employees of the Company and its Subsidiaries as of the Effective Time to the extent such employees remain employed by the Surviving Corporation (“Company Employees”) (i) a base salary that is not less than the base salary of each such employee immediately prior to the Effective Time, except for Company Employees who are subject to the Company’s existing change in control plans or who are covered by an individual change in control agreement, and (ii) cash incentive compensation and other employee benefits (excluding equity compensation plans) that are substantially comparable, in the aggregate, to the cash incentive compensation and other employee benefits provided to comparable employees of the Parent as of the Effective Time. In addition, for a period of six months following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee whose service with the Company is involuntarily terminated without cause during such six-month period severance benefits not less than the severance benefits provided to such Company Employee under the Company’s severance practices in effect on the date of this Agreement, as set forth in Section 3.14(a) of the Company Disclosure Schedule.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, (ii) for purposes of any New Plan under which similarly-situated employees of the Parent and its Subsidiaries do not receive credit for prior service, and (iii) for purposes of any New Plan that is grandfathered or frozen, either with respect to level of benefits or participation. In addition, but subject to the proviso of the preceding sentence, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), (B) for purposes of each New Plan providing primarily medical, dental, pharmaceutical or vision benefits to any Company Employee (each, a “New Medical Plan”), the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under an Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time, and (C) in the event that a Company Employee commences participation in any New Medical Plan prior to January 1, 2012 or after March 31, 2012, Parent shall work in good faith and use its reasonable best efforts to cause such Company Employee and his or her covered dependents to be given credit under the New Medical Plan for amounts paid during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Medical Plan begins, to the same extent as credit was given under the analogous Old Plan, for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Medical Plan, to the extent information concerning such credit amounts is timely provided to the New Medical Plan in a commercially usable format and such crediting is administratively feasible. For the avoidance of doubt, no such credit shall be provided if the effective date of participation in the New Medical Plan is on or after January 1, 2012 and before April 1, 2012.

(c) The continued participation and coverage following the Effective Time under the Company Employee Plans shall be deemed to satisfy the obligations under Section 6.10(a) and (b) for the time period of such continued participation and coverage, it being understood that the Company Employees may commence participating in the employee benefit plans of the Parent on different dates following the Effective Time.

(d) Notwithstanding the foregoing provisions of this Section 6.10, the provisions of Sections 6.10(a) and (b) shall apply only with respect to Company Employees who are primarily employed in the United States. With respect to Company Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to, comply with all applicable laws relating to employees and employee benefits matters applicable to such employees.

(e) Without limiting the generality of Section 9.4, the provisions of this Section 6.10 and of Section 6.11 and 6.14 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Benefit Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries for any purpose, (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Company or any of their respective Subsidiaries to continue any Company Benefit Plan, or provide any employee benefits plans or arrangements, or (iv) prevent the amendment, modification or termination of any employee benefit plan or arrangement, in accordance with the terms thereof and applicable law.

6.11 Treatment of Company Stock Options, RSUs and Company Stock Plans.

(a) Prior to the Effective Time, the Company shall take all steps necessary to cause all Company Stock Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time to become fully vested and each such Company Stock Option to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Tax withholding in accordance with Section 2.2(g) with respect to such payment) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of shares of Company Common Stock subject to such Company Stock Option (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, the Company shall take such action as is required to cause such Company Stock Option to be cancelled for no consideration and to have no further force or effect from and after the Effective Time. At least 10 business days prior to the Effective Time, the Company shall provide the Parent and the Merger Sub with a schedule including the names of holders of Company Stock Options and the amount of Option Consideration to be paid to each such holder in respect of such Company Stock Options pursuant to this Section 6.11(a), which schedule shall be updated by the Company immediately prior to the Effective Time. Payment of the Option Consideration shall be made following the Effective Time in accordance with the Company’s payroll practices and, to the extent practicable, as part of the payment made in respect of the first full payroll period ending after the Effective Date, but in no event later than 60 days from the Effective Date.

(b) Prior to the Effective Time, the Company shall take all steps necessary to cause all RSUs, whether vested or unvested, that are outstanding immediately prior to the Effective Time to become fully vested and each such RSU to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Tax withholding in accordance with Section 2.2(g) with respect to such payment) determined by multiplying (x) the number of shares of Company Common Stock subject to such RSU by (B) the Merger Consideration (the “RSU Consideration”). At least 10 business days prior to the Effective Time, the Company shall provide the Parent and the Merger Sub with a schedule including the names of holders of RSUs and the amount of RSU Consideration to be paid to each such holder in respect of such RSUs pursuant to this Section 6.11(b), which schedule shall be updated by the Company immediately prior to the Effective Time. Payment of the RSU Consideration shall be made following the Effective Time in accordance with the Company’s payroll practices and, to the extent practicable, as part of the payment made in respect of the first full payroll period ending after the Effective Date, but in no event later than 60 days from the Effective Date.

(c) Prior to the Effective Time, the Company shall take such actions as are necessary to terminate each of its Company Stock Plans, including as described in this Section 6.11, all awards thereunder, effective as of the Effective Time.

6.12 Treatment of Company Stock Warrants. Prior to the Effective Time, the Company shall use reasonable best efforts to cause all Company Stock Warrants to be either terminated or exercised prior to the Effective Time, and in the case of any such termination, in exchange for the right to receive a cash payment from the Company in an amount equal to the amount obtained by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Warrant by (y) the number of shares of Company Common Stock subject to such Company Stock Warrant. Any Company Stock Warrants that are not terminated prior to the Effective Time shall be exercisable for a cash payment from the Company in an amount equal to the amount obtained by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price share of such Company Stock Warrant by (y) the number of shares of Company Common Stock subject to such Company Stock Warrant. In the event that the exercise price of any Company Stock Warrant is equal to or greater than the Merger Consideration, the Company shall take such action as is required to cause such Company Stock Warrant to be cancelled for no consideration and to have no further force or effect from and after the Effective Time.

6.13 401(k) Plan. Prior to the Effective Time, the Company Board or, if appropriate, any committee administering the Caliper Life Sciences 401(k) Plan, shall adopt such resolutions or take such other actions as are required to terminate such plan on the day prior to the Effective Time. The Company shall preserve all documentation and records related to such plan.

6.14 Employee Stock Purchase Plans. As soon as practicable following the date of this Agreement, the Company Board or, if appropriate, any committee administering the Company’s 1999 Employee Stock Purchase Plan or the Company’s 2011 Employee Stock Purchase Plan (collectively, the “ESPPs”), shall adopt such resolutions or take such other actions as are required to (i) provide that any ongoing offering period under the ESPPs shall end as of the Effective Time and all options then outstanding shall be exercised and (ii) terminate each ESPP, in each case, immediately prior to the Effective Time. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (i) the Company shall not permit any participant in either ESPP to increase the level of contributions to the ESPPs in any current offering period under the ESPPs, and (ii) no new offering period under either ESPP shall commence. All shares of Company Common Stock purchased in any final offering period under any ESPP shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration as soon as practicable following the Effective Time, in accordance with the Company’s payroll practices and, to the extent practicable, as part of the payment made in respect of the first full payroll period ending after the Effective Date, but in no event later than 60 days from the Effective Date.

6.15 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to the Merger or any of the other transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent’s prior written consent.

6.16 Parent Guaranty. The Parent hereby unconditionally guarantees the Merger Sub’s obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Merger Sub.

6.17 FIRPTA Certificate. The Company shall deliver to the Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b) Antitrust. Any requisite waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated, and any authorizations, consents, orders or approvals required under any applicable foreign antitrust law or regulation shall have been obtained.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Conditions to the Parent’s and the Merger Sub’s Obligation to Effect the Merger. The obligation of the Parent and the Merger Sub to consummate the Merger shall be further subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1, 3.4(a), the fifth sentence of Section 3.5(a) and clause (i) of Section 3.7 of this Agreement shall be true and correct as of the date hereof and as of the Closing

Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) the representations and warranties of the Company in Section 3.2 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except for any immaterial inaccuracy therein, and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof, and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted, pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the Merger or the transactions contemplated by this Agreement, or seeking to obtain from the Company or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) the Parent or any of its Affiliates, any material damages, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or Merger Sub of all or any material portion of the business or assets of the Company and its Subsidiaries or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) of the Parent and its Affiliates, (iii) seeking to compel the Company, the Parent or Merger Sub to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (iv) seeking to impose any material limitation on the ability of the Company, the Parent or Merger Sub to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it relates to the Merger or the transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (v) seeking to impose material limitations on the ability of the Parent or Merger Sub to acquire or hold, or to exercise full rights of ownership of any shares of Company Common Stock, including the right to vote such Shares on all matters properly presented to the Company’s stockholders, or (vi) seeking to require divestiture by the Parent or Merger Sub of all or any of the shares of Company Common Stock.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Change that has had or would reasonably be expected to result in a Company Material Adverse Effect.

7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to consummate the Merger shall be further subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent and Merger Sub set forth in Sections 4.1 and 4.2(a) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; and (ii) all other representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof, and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality qualifications contained therein) would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

(b) Performance of Obligations of the Company. The Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company, upon written notice (other than in the case of Section 8.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.1 pursuant to which such termination is effected, as follows:

(a) by mutual written consent of the Parent, the Merger Sub and the Company;

(b) by either the Parent or the Company:

(i) if the Merger is not consummated on or before March 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has primarily caused, or resulted in, the failure of the Merger to occur on or before the Outside Date;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if (A) at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement or (B) the failure to obtain the requisite vote has been caused by a breach of the Company Stockholder Agreement by any party thereto other than the Parent.

(c) by the Parent:

(i) if: (A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to the Parent; (B) following the request of the Parent, the Company Board fails within ten business days of such request to reaffirm its recommendation that the Company Voting Proposal in the Proxy Statement be approved; (C) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (E) the Company Board or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”);

(ii) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or failure to perform; or

(iii) if the Company breaches (other than in any immaterial respect) the covenants contained in Section 6.1 or 6.5 of this Agreement.

(d) by the Company

(i) if the Parent or the Merger Sub breaches or fails to perform in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Merger Sub’s ability to consummate the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after the giving of written notice to the Parent of such breach or failure to perform (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(ii) if: (A) the Company has not breached (other than any immaterial breach) Section 6.1; (B) the Company Board has received a Superior Proposal; (C) in light of such Superior Proposal, the Company Board shall have reasonably determined in good faith, after consultation with outside counsel, that the failure of the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger would be inconsistent with its fiduciary obligations under applicable law; (D) the Company has notified the Parent in writing of the determinations described in clause (C) above on the date such determinations are made; (E) during at least the five business days following delivery to the Parent of the notice referred to in Clause (D) above (or, if such notice is delivered fewer than five business days prior to the Specified Time, then for the period remaining up to immediately prior to the Specified Time), the Company provides the Parent with a reasonable opportunity to propose adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto so that the Superior Proposal is no longer determined to be a Superior Proposal by the Company Board, (F) following the period described in clause (E), and taking into account any revised proposal that is binding and irrevocable for such five business day (or, as applicable, shorter) period made by the Parent, such Superior Proposal remains a Superior Proposal and the Company Board has again made the determinations referred to in clause (C) above; (G) at or before the effective time of the termination of this Agreement pursuant to this Section 8.1(d)(ii), the Company pays to the Parent the fee due under Section 8.3; and (H) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Merger Sub or the Company hereunder, except as set forth in Section 3.22, Section 4.6, this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of fraud or any willful breach of this Agreement.

8.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 8.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b) The Company shall pay to the Parent $12,800,000 in cash if:

(i) this Agreement is terminated by the Parent pursuant to Section 8.1(c)(i);

(ii) this Agreement is terminated by the Parent pursuant to Section 8.1(c)(iii) following a willful breach by the Company of Section 6.1 or 6.5;

(iii) after the date of this Agreement: (A) any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement; (B) this Agreement is terminated pursuant to Section 8.1(b)(i), 8.1(b)(iii) or 8.1(c)(ii); and (C) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); or

(iv) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii).

Any fee due under Section 8.3(b)(i), (ii) or (iv) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid by wire transfer of same-day funds on or prior to the date on which the condition set forth in clause (C) of Section 8.3(b)(iii) is satisfied. If the Company fails to timely pay the amount due pursuant to Section 8.3, or any portion thereof, (i) such amount or portion thereof shall accrue interest from the date such payment was required to be made through the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 5% and (ii) the Company shall pay to the Parent or Merger Sub its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a final, non-appealable judgment against the Company for the amount set forth in Section 8.3 or any portion thereof.

8.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby; provided, however, that after any such stockholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 8.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Merger Sub or the Company, action by its Board of Directors.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a) If to the Parent or the Merger Sub:

PerkinElmer, Inc.

940 Winter Street

Waltham, MA 02451

Attention: General Counsel

Telecopy No.: (781) 663-5969

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz, Esq. and Graham Robinson, Esq.

Telecopy No.: (617) 526-5000

(b) If to the Company:

Caliper Life Sciences, Inc.

68 Elm Street

Hopkinton, MA 01748

Attention: Chief Financial Officer

Telecopy No.: (508) 497-2726

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William T. Whelan, Esq. and Megan N. Gates, Esq.

Telecopy No.: (617) 542-6000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Other than the provisions of Section 6.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Parent or its outside counsel or (ii) included in the Merrill Corporation DataSite: “Project Safari Cheetah” no later than 12:01 a.m. on the date of this Agreement. As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is or purports to be legally binding on such person and as it may be amended or otherwise modified from time to time. As used in this Agreement, references to the “Company’s knowledge” or “knowledge of the Company”, or any other phases of similar meaning, means the knowledge (after reasonable investigation) of the individuals identified in Section 9.8 of the Company Disclosure Schedule. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Merger or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERKINELMER, INC.

By:	/s/ Robert F. Friel
Name:	Robert F. Friel
Title:	Chairman and CEO

PERKINELMER HOPKINTON CO.

By:	/s/ Joel S. Goldberg
Name:	Joel S. Goldberg
Title:	President

CALIPER LIFE SCIENCES, INC.

By:	/s/ E. Kevin Hrusovsky
Name:	E. Kevin Hrusovsky
Title:	President and CEO